GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON
SUBSTITUTE FORM W-9

        Guidelines for Determining the Proper Identification Number to Give the Payer — Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the type of number and which name to give the payer.

For this type of account:	Give the name and SOCIAL SECURITY number of -	For this type of account:	Give the name and EMPLOYER IDENTIFICATION number of
1. Individual	The individual	6. A valid trust,	The legal entity (5)
estate, or pension trust
2. Two ormore	The actual owner of
individuals(1)	the account or, if	7. Corporate or LLC
(joint account)	combined funds, the	electing corporate	The corporation
	first individual on	status on Form 8832
the account(2)
8. Association, club,
religious, charitable,
	The minor(3)	educational or other	The organization
3. Custodian account of a		tax-exempt organization
minor (Uniform Gift to
Minors Act)		9. Partnership or
multi-member LLC
4. a. The usual revocable
savings trust(grantor is	The grantor-trustee(2)	10. A broker or
also trustee)		registered nominee	The partnership
b. So-called trust	The actual owner(2)	11. Account with the	The broker or nominee
account that is not a legal		Department of
or valid trust under state		Agriculture in the name
law		of a public entity (such
		as a state or local	The public entity
5. Sole proprietorship or		government, school
single-owner LLC		district, or prison)
	The owner(4)	that receives
agricultural program
payments

(1)	Includes husband and wife, and adult minor. If adult and minor, give Social Security number of the adult or, if the minor is the only contributor, the minor.
(2)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(3)	Circle the minor’s name and furnish the minor’s SSN.
(4)	You must show your individual name and you may also enter your business or “DBA” (doing business as) name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, IRS encourages you to use your SSN.
(5)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships on this page.
Note: If no name is circled when is more than one name is listed, the number will be considered to be that of the first name listed.

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners’ share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide this Substitute Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

(1)	The U.S. owner of a disregarded entity and not the entity,
(2)	The U.S. grantor or other owner of a grantor trust and not the trust, and
(3)	The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER (TIN) ON SUBSTITUTE FORM W-9
(Section references are to the Internal Revenue Code)

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage, without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name. If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered on the form.

Obtaining a Number

If you don’t have a taxpayer identification number (“TIN”), or individual taxpayer number (“ITIN”), apply for one immediately. To apply, obtain Form SS-5, Application for a Social Security Card, from your local office of the Social Security Administration, or Form SS-4, Application for Employer Identification Number, from you local Internal Revenue Service (the “IRS”) office.

Payees and Payments Exempt From Backup Withholding

The following is a list of payees generally exempt from backup withholding and or which no information reporting is required. For interest and dividends, all listed payees are exempt except item (9). For broker transactions, payees listed in (1) through (13) and a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker are exempt. For barter exchange transactions and patronage dividends, only payees listed in items (1) through (5) are exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7). However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorney’s fees; and payments for services paid by a Federal executive agency.

(1)	A corporation.

(2)	An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

(3)	The United States or any of its agencies or instrumentalities.

(4)	A state, the District of Columbia, a possession of the United States, or any of their political subdivision or instrumentalities.

(5)	A foreign government or any of its political subdivisions, agencies or instrumentalities.

(6)	An international organization or any of its agencies or instrumentalities.

(7)	A foreign central bank of issue.

(8)	A dealer in securities or commodities required to register in the U.S., the District of Columbia or a possession of the U.S.

(9)	A futures commission merchant registered with the Commodity Futures Trading Commission.

(10)	A real estate investment trust

(11)	An entity registered at all times during the tax year under the Investment Company Act of 1940.

(12)	A common trust fund operated by a bank under section 584 (a).

(13)	A financial institution.

(14)	Middleman known in investment community as nominee or custodian.

(15)	Trust exempt from tax in section 664 or in section 4947.

Payments of dividends generally not subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under section 1441.
•	Payments to partnerships not engaged in a trade or business in the U.S. and that have a least one nonresident alien partner.
•	Payments made by certain foreign organizations.
•	Payments of patronage dividends not paid in money.
•	Section 404(k) distributions made by an ESOP.

Payments of interest generally not subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. However, if you pay $600 or more of interest in the course of your trade or business to a payee, you must report the payment. Backup withholding applies to the reportable payment if you have not provided your TIN, or have provided an incorrect TIN.
•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).
•	Payments described in section 6049(b) (5) to nonresident aliens.
•	Payments on tax-free covenant bonds under section 1451.
•	Payments made by certain foreign organizations.
•	Mortgage or student loan interest paid by you.

Payments that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A, and 6050N, and the regulations under those sections.

Privacy Act Notice. — Section 6109 requires you to furnish your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HAS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payors must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a TIN to a payor. Certain penalties may also apply.

Penalties

(1)    Failure to Furnish TIN. — If you fail to furnish your correct TIN to a requester (the person asking you to furnish your TIN), you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)    Civil Penalty for False Information With Respect to Withholding. — If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3)    Criminal Penalty for Falsifying Information. — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR
TAX CONSULTANT OR THE IRS